Kemper Corporation 2020 Omnibus Equity Plan
PERFORMANCE SHARE UNIT AWARD AGREEMENT
(Adjusted ROE)
This PERFORMANCE SHARE UNIT AWARD AGREEMENT (“Agreement”) is made as of this ______ day of __________________, 20__ (“Grant Date”) between KEMPER CORPORATION, a Delaware corporation (“Company”), and «name» (“Participant”) for an Award of performance share units (“PSUs”), each representing the right to receive one share of the Company’s common stock (“Common Stock”) on the terms and conditions set forth in this Agreement.
SIGNATURES
As of the date set forth above, the parties have accepted the terms of this Agreement by signing this Agreement by an electronic signature, and each party agrees that such signature shall not be denied legal effect, validity or enforceability solely because it was submitted or executed electronically.
KEMPER CORPORATION                 PARTICIPANT
By: __________________________________    ____________________________________
«CEO Signature and Title»    «name»
RECITALS
A.The Board of Directors of the Company (“Board”) has adopted the Kemper Corporation 2020 Omnibus Equity Plan (“Plan”), including all amendments to date, to be administered by the Compensation Committee of the Board or any subcommittee thereof, or any other committee designated by the Board to administer the Plan (“Committee”). Capitalized terms that are not defined herein shall be defined in accordance with the Plan.
B.The Plan authorizes the Committee to grant to selected Employees, Directors and Third Party Service Providers awards of various types, including performance share units providing the right to receive shares of Common Stock under specified terms and conditions.
C.Pursuant to the Plan, the Committee has determined that it is in the best interest of the Company and its shareholders to grant an Award of performance share units to the Participant under the terms and conditions specified in this Agreement as an inducement to remain in the service of the Company and an incentive for increased effort during such service.
NOW, THEREFORE, the parties hereto agree as follows:
1.Grant. The Company grants an aggregate of «shares» PSUs, which represent the Company’s unfunded and unsecured promise to issue shares of Common Stock under certain circumstances to the Participant, subject to the terms and conditions set forth in this Agreement. The PSUs shall not entitle the Participant to any rights of a shareholder of Common Stock and the Participant has no rights with respect to the Award other than rights as a general creditor of the Company.
2.Governing Plan. This Award is granted pursuant to the Plan, which is incorporated herein for all purposes. The Participant agrees to be bound by the terms and conditions of the Plan, which controls in case of any conflict with this Agreement, except as otherwise provided for in the Plan. No amendment of the Plan shall adversely affect this Award in any material way without the written consent of the Participant.
3.Restrictions on Transfer. The PSUs shall be restricted during a period (“Restriction Period”) beginning on the Grant Date and expiring on the Settlement Date (as defined in Section 6 below). During the Restriction Period, neither this Agreement, the PSUs nor any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise (any such disposition being referred to herein as a “Transfer”), except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be Transferred during the Restriction Period to the spouse or former spouse of the Participant pursuant to any divorce proceedings, settlement or judgment, unless approved by the Committee. Any attempt to Transfer this Agreement, the PSUs or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect, and the Company shall not recognize or give effect to any such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such PSUs.
4.Vesting and Forfeiture. The PSUs shall be subject to the terms concerning vesting and forfeiture set forth on Exhibit A to this Agreement and Section 11(b).
5.Dividend Equivalents. If a cash dividend is declared and paid by the Company with respect to the Common Stock during the Restriction Period, the Participant shall be eligible to receive a cash payment equal to the total cash dividend the Participant would have received had the PSUs and any “Additional Shares” granted to Participant pursuant to Exhibit A been actual shares of Common Stock held by the Participant during the Restriction Period, provided and to the extent that that the Participant vests in the PSUs and any such Additional Shares. Any such cash payment shall be made on the Settlement Date (as defined below) and it shall be subject to applicable withholding obligations as described in Section 8.
6.Conversion of PSUs; Issuance of Common Stock. Except as otherwise provided in Section 10, the Company shall cause one share of Common Stock to be issued, within the time period provided below, for each PSU that is vesting and each Additional Share that is being issued on the applicable Vesting Date in accordance with Exhibit A.
Any issuance of Common Stock shall be subject to applicable tax withholding obligations as described in Section 8 and shall be in book-entry form, registered in the Participant’s name (or in the name of the Participant’s Representative, as the case may be). Except as otherwise provided in Section 10, in no event shall the date that Common Stock is issued to the Participant (“Settlement Date”) occur later than the first to occur of (a) March 15th following the calendar year in which the Vesting Date occurred or (b) 90 days following the Vesting Date.
7.Fair Market Value of Common Stock. The fair market value (“Fair Market Value”) of a share of Common Stock shall be determined for purposes of this Agreement by reference to the closing price of a share of Common Stock as reported by the New York Stock Exchange (or such other exchange on which the shares of Common Stock are primarily traded) for the applicable date, or if no prices are reported for that day, the last preceding day on which such prices are reported (or, if for any reason no such price is available, in such other manner as the Committee in its sole discretion may deem appropriate to reflect the fair market value thereof).
8.Withholding of Taxes. The Participant acknowledges that the vesting of the PSUs will result in the Participant being subject to payroll taxes upon the Vesting Date (if the Participant is an Employee or was an Employee on the Grant Date), except as otherwise determined by the Company and permitted by regulations issued under Section 3121(v)(2) of the Code, and that the issuance of Common Stock pursuant to Section 6 will result in the Participant being subject to income taxes upon the Settlement Date. Upon a required withholding date, the Company will deduct from the shares of Common Stock that are otherwise due to be delivered to the Participant shares of Common Stock having a Fair Market Value not in excess of the tax withholding requirements based on the maximum statutory withholding rates for the Participant for federal, state and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction, and the Participant shall remit to the Company in cash any and all applicable withholding taxes that exceed the amount available to the Company using shares with respect to which the Settlement Date has occurred.
9.Section 409A. The Company intends that the Award hereunder shall either be exempt from the application of, or compliant with, the requirements of Section 409A and this Award Agreement shall be interpreted and administered in accordance with such intent. In no event shall the Company and/or its Affiliates be liable for any tax, interest or penalties that may be imposed on the Participant (or the Participant’s estate) under Section 409A.
10.Shares to be Issued in Compliance with Federal Securities Laws and Other Rules. No shares of Common Stock issuable in settlement of the PSUs shall be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (“Act”) (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of the New York Stock Exchange (or such other exchange(s) or market(s) on which shares of the same class are then listed) and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. The Company shall use its best efforts and take all necessary or appropriate actions to ensure that such full compliance on the part of the Company is made. By signing this Agreement, the Participant represents and warrants that none of the shares to be acquired in settlement of the PSUs will be acquired with a view towards any sale, transfer or distribution of said shares in violation of the Act, and the rules and regulations promulgated thereunder, or any applicable “blue sky” laws, and that the Participant hereby agrees to indemnify the Company in the event of any violation by the Participant of such Act, rules, regulations or laws. The Company will use its best efforts to complete all actions necessary for such compliance so that settlement can occur within the period specified in Section 6; provided that if the Company reasonably anticipates that settlement within such period will cause a violation of applicable law, settlement may be delayed provided that settlement occurs at the earliest date at which the Company reasonably anticipates that such settlement will not cause a violation of applicable law, all in accordance with Treas. Reg. § 1.409A-2(b)(7)(ii).
11.Certain Adjustments; Change in Control.
(a)If, during the term of this Agreement, there shall be any equity restructurings (within the meaning of FASB Accounting Standards Codification® Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, and similar matters, the Committee shall make or cause to be made an equitable adjustment to the number and kind of PSUs subject to the Award. If, during the term of this Agreement, there shall be any other changes in corporate capitalization, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the PSUs in a manner consistent with Sections 4.3 and 21.2 of the Plan. The Committee’s determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of PSUs shall be issued under the Plan on any such adjustment. This Award may be subject to early vesting or termination in connection with a Change in Control in accordance with the provisions of Section 20.3 of the Plan.
(b)In the event of a Change in Control as defined in Section 20.1(a) or (b) of the Plan, except as prohibited by applicable laws, rules, regulations or stock exchange requirements, if the Service of a Participant is terminated within the two (2)-year period following such Change in Control by the Company or an Affiliate for reasons other than Cause or by the Participant for Good Reason, the payout opportunities attainable under all outstanding PSUs shall be deemed to have been fully earned based on the greater of (i) targeted performance, or (ii) actual performance being attained for a truncated Performance Period (as defined in Exhibit A) that ends on the date of the Change in Control.
(c)Definitions
(i)“Cause” means any of the following: (1) the Participant’s theft or falsification of any Company or Affiliate documents, records or property; (2) the Participant’s improper use or disclosure of the Company’s or an Affiliate’s confidential or proprietary information in breach of the Company’s Essential Standards of Conduct or an applicable contractual or other obligation, or using such information for personal gain including, without limitation, by trading in Company securities on the basis of material, non-public information; (3) fraud, misappropriation of or intentional material damage to the property or business of the Company or an Affiliate or other action by the Participant which has a material detrimental effect on the Company’s or an Affiliate’s reputation or business as determined by the Committee; (4) the Participant’s material failure or inability to perform any reasonable assigned and lawful duties after written notice from the Company or Affiliate of such failure or inability, and such failure or inability is not cured by the Participant within ten (10) business days; (5) the Participant’s conviction (including any plea of guilty or nolo contendere) of any felony or any criminal violation involving fraud, embezzlement, misappropriation, dishonesty, the misuse or misappropriation of money or other property or any other crime which has or would reasonably be expected to have an adverse effect on the business or reputation of the Company or an Affiliate or (6) a material breach by the Participant of the policies and procedures of the Company or an Affiliate, including, but not limited to, any breach of the Company’s Essential Standards of Conduct and the requirements of Section 15.
(ii)“Employer” means the Company or Affiliate by which/whom the Participant is employed, or to which/whom the Participant provides services.
(iii)“Good Reason” means any action taken by the Employer which results in a material negative change to the Participant in the employment relationship, such as the duties to be performed, the conditions under which such duties are to be performed or the compensation to be received for performing such services. A termination by the Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Employer written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the occurrence of such event), and there shall have passed a reasonable time (not less than thirty (30) days) within which the Employer may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant.

12.Participation by Participant in Other Company Plans. Nothing herein contained shall affect the right of the Participant to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any Affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.
13.Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its Affiliates, expressed or implied, to employ or contract for the services of the Participant, to restrict the right of the Company or any of its Affiliates to discharge the Participant or cease contracting for the Participant’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Participant and the Company or any of its Affiliates.
14.Death of the Participant. In the event of the Participant’s death prior to the Settlement Date, delivery of shares of Common Stock pursuant to Section 6 shall be made to the duly appointed and qualified executor or other personal representative of the Participant, to be distributed in accordance with the Participant’s will or applicable intestacy law.
15.Confidentiality, Non-Solicitation and Non-Disparagement. The Participant agrees that the Award to the Participant under the terms and conditions specified in this Agreement is conditioned upon the Participant’s compliance with the following confidentiality, non-solicitation and non-disparagement terms and conditions.
(a)Definitions. As used in this Section, the following terms have the meanings set forth below:
(i)“Confidential Information” means any and all confidential information, including without limitation any negotiations or agreements between the Company or its Affiliates and third parties, business and marketing plans and related materials, training materials, financial information, plans, executive summaries, capitalization tables, budgets, unpublished financial statements, costs, prices, licenses, employee, customer, supplier, shareholder, partner or investor lists and/or data, products, technology, know-how, business processes, business data, inventions, designs, patents, trademarks, copyrights, trade secrets, business models, notes, sketches, flow charts, formulas, blueprints and elements thereof, databases, compilations, and other intellectual property, whether written or otherwise. Some or all of the Confidential Information may also be entitled to protection as a “trade secret” under applicable state or federal law. Confidential Information does not include information that the Participant can prove was properly known to the Participant from sources permitted to disseminate the information prior to the Participant’s employment by, or provision of services to, the Employer, or that has become publicly known and made generally available through no wrongful act of the Participant.
(ii)“Customer” means any customer of the Company or an Affiliate with which/whom the Participant had material communications, for which/whom the Participant performed any services, to which/whom the Participant sold any products, or about which/whom the Participant learned or had access to any Confidential Information, in each case during the twelve (12)-month period immediately preceding the Participant’s termination of employment from, or provision of services to, the Employer (whether by Participant or the Employer and whether for any or no reason).

(iii)“Enhanced Restricted Period” means the twenty-four (24)-month period commencing on the day following the last day of the Participant’s employment with the Employer (whether by Participant or the Employer and whether for any or no reason).
(iv)“Restricted Employee” means any person who was employed by the Company or an Affiliate and had Material Contact pursuant to the Participant’s duties at any point during the period of twelve (12) months immediately preceding the Participant’s last day of employment with the Employer. For purposes of this Section, “Material Contact” means interaction between the Participant and another employee of the Employer or an Affiliate: (A) with whom the Participant actually dealt or interacted; or (B) whose employment or dealings with the Employer or services for the Employer were directly or indirectly handled, coordinated, managed, or supervised by the Participant.
(v)“Restricted Period” means the twelve (12)-month period commencing on the day following the last day of the Participant’s employment with the Employer (whether by Participant or the Employer and whether for any or no reason).
(b)Confidential Information.
(i)Protection of Confidential Information. At all times during the Participant’s employment with, or provision of services to, the Employer, and at all times thereafter, the Participant agrees to: (A) hold the Confidential Information in strictest confidence, and not to directly or indirectly copy, distribute, disclose, divert, or disseminate, in whole or in part, any of such Confidential Information to any person, firm, corporation, association or other entity except (x) to authorized agents of the Employer who have a need to know such Confidential Information for the purpose for which it is disclosed, or (y) to other persons for the benefit of the Employer, in the course and scope of the Participant’s employment with or service to the Employer; and (B) refrain from directly or indirectly using the Confidential Information other than as necessary and as authorized in the course and scope of the Participant’s employment with, or provision of services to, the Employer. In the event the Participant receives a subpoena or other validly issued administrative or judicial order demanding production or disclosure of Confidential Information, the Participant shall promptly notify the Employer and provide a copy of such subpoena or order and tender to the Employer the defense of any such demand. The Participant may, if necessary, disclose Confidential Information in judicial proceedings relating to the enforcement of the Participant’s rights or obligations under this Agreement; provided, however, that the Participant must first enter into an agreed protective order with the Employer protecting the confidentiality of the Confidential Information.
(ii)Notwithstanding the Participant’s confidentiality and non-disclosure obligations under this Agreement or otherwise, as provided in the Federal Defend Trade Secret Act, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or to the Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. The Participant understands and acknowledges that nothing in this Agreement prohibits the Participant from confidentially or otherwise communicating with or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice or the Securities and Exchange Commission, or making other disclosures or statements that are protected under the whistleblower, collective bargaining, anti-discrimination and/or anti-retaliation provisions of federal or state law or regulation. The Participant understands that the Participant does not need prior authorization of the Employer to make any such reports or disclosures, and that the Participant is not required to notify the Employer that the Participant has made such reports or disclosures.
(c)Non-Solicitation.
(i)Non-Solicitation of Employees. The Participant agrees and acknowledges that the Company and its Affiliates sustain their operations and the goodwill of the Customers and other business relations through its employees. The Company and its Affiliates have made significant investment in their employees and their ability to establish and maintain relationships with one another and with their Customers, agents, brokers, vendors, suppliers, consultants, partners and/or other business relations in order to further the Company’s and its Affiliates’ legitimate business interests and operations and to cultivate goodwill. The Participant further agrees and acknowledges that the Company’s and its Affiliates’ loss of their employees could adversely affect the Company’s and its Affiliates’ operations and jeopardize the goodwill that has been established through these employees, and that the Company and its Affiliates therefore have a legitimate interest in preventing the solicitation of its employees and/or the interference with the relationships between the Company and its Affiliates and their employees. Accordingly, during the Participant’s employment with the Employer and during the Restricted Period, the Participant shall not, directly or indirectly, seek to recruit or solicit, attempt to influence or assist, participate in or promote the solicitation of, or otherwise attempt to interfere with or adversely affect the employment of any Restricted Employees. Without limiting the foregoing restriction, during the Restricted Period, the Participant shall not, on behalf of the Participant or any other person or entity, directly or indirectly hire, employ or engage any Restricted Employee in any capacity that interferes with such Restricted Employee’s employment with or engagement by the Company and its Affiliates and shall not engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions of this subsection(c)(i). Notwithstanding the foregoing, if the Participant’s primary residence is located in the State of California, the restrictions set forth in this subsection (c)(i) shall be replaced with those set forth in Appendix I of this Agreement.
(ii)Non-Solicitation of Business. The Participant agrees and acknowledges that by virtue of the Participant’s employment with, or service to, the Employer, the Participant has developed or will develop relationships with and/or had or will have access to Confidential Information about Customers and agents, brokers and similar key business partners (“Key Business Partners”) and is, therefore, capable of significantly and adversely impacting existing relationships that the Company or an Affiliate has with them. The Participant further agrees and acknowledges that the Company and/or its Affiliates have invested in their and the Participant’s relationship with Customers and Key Business Partners and the goodwill that has been developed with them; therefore, the Company and/or its Affiliates have a legitimate business interest in protecting these relationships against solicitation and/or interference by the Participant for a reasonable period of time after the Participant’s employment with, or provision of services to, the Employer ends. Accordingly, during the Participant’s employment with the Employer and during the Restricted Period, the Participant shall not, directly or indirectly initiate, contact or engage in any contact or communication, of any kind whatsoever, that has the purpose or effect of: (A) inviting, assisting, encouraging or requesting any Customer or Key Business Partner to (1) transfer the Participant’s business from the Company or an Affiliate to the Participant, the Participant’s subsequent employer or any other third party, or (2) otherwise diminish, divert, discontinue, or terminate Customer’s or Key Business Partner’s patronage and/or business relationship with the Company or an Affiliate; or (B) inviting, assisting, encouraging or requesting any Customer to purchase any products or services from the Participant, the Participant’s subsequent employer or any other third party that are or may be competitive with the products or services of the Company or an Affiliate, or use any products or services of the Participant, the Participant’s subsequent employer or of any other third party that are or may be competitive with the products or services of the Company or an Affiliate. In addition to the foregoing restrictions, the Participant agrees that, during the Participant’s employment with the Employer and during the Enhanced Restricted Period, the Participant shall not be personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from the Company or an Affiliate. Notwithstanding the foregoing, if the Participant’s primary residence is located in the State of California, the restrictions set forth in this subsection (c)(ii) shall be replaced with those set forth in Appendix I of this Agreement.
(d)Notification to New Employers. During the Restricted Period, the Participant shall notify any subsequent employer of the Participant’s obligations under this Section prior to commencing employment. In addition, during the Restricted Period, the Participant shall provide the Employer and his/her prior manager at the Employer fourteen (14) days’ advance written notice prior to becoming employed by, or retained to represent or provide services to, any person or entity or engaging in any business of any type or form, with such notice including the identity of the prospective employer or business, the specific division (if applicable) for which the Participant will be performing services, the title or position to be assumed by the Participant, the physical location of the position to be assumed by the Participant, and the responsibilities of the position to be assumed by the Participant. The Participant hereby authorizes the Company and/or any of its Affiliates, at their discretion, to contact the Participant’s prospective or subsequent employers and inform them of this Section or any other policy or employment agreement between the Participant and the Company and/or its Affiliates that may be in effect at the termination of the Participant’s employment with the Employer.
(e)Non-Disparagement. During the term of Participant’s employment and for the two (2)-year period commencing on the day following the last day of the Participant’s employment with the Employer (whether by Participant or the Employer and whether for any or no reason), the Participant shall not make or intentionally cause or direct others to make any written or oral statement that disparages or otherwise are slanderous, libelous, or defamatory towards the Company or its Affiliates, or their respective business relations. Without in any way limiting the scope or effect of the preceding sentence, the Participant specifically agrees, represents and warrants that the Participant shall not directly or indirectly disparage the Company’s and/or its Affiliates’: (i) officers, management, business practices, policies, procedures and/or operations, (ii) employees or other personnel, employment or other personnel-related decisions, staffing, and/or hiring or termination decisions, practices or other personnel-related activities or occurrences, and/or any other employment-related decisions, actions or practices by or relating to the Company or the Affiliates, or (iii) any other policies, procedures or matters concerning or relating to the Company, including but not limited to the Company’s business, operations, employees, management, Customers, suppliers, activities, products, services or any other matter relating to the Company or its Affiliates; provided that this non-disparagement provision shall not prohibit any statement, reporting or other action this is permitted by subsection (b)(ii) of this Section. Moreover, unless permitted by applicable law, and subject to subsection (b)(ii) of this Section, the Participant shall not encourage or aid any person or entity in the pursuit of any cause of action, lawsuit or any other claim or dispute of any kind against the Company and/or its Affiliates.
(f)Consideration/Reasonableness of Restrictions.
(i)Consideration. The Participant agrees and acknowledges that the Participant has received valuable and adequate consideration in exchange for the restrictions in this Section, including but not limited to the Award to the Participant under the terms and conditions specified in this Agreement, offer of employment or continued employment with the Employer, training and continued training, access to the Confidential Information, and access to the Customers and Key Business Partners.
(ii)Reasonableness of Restrictions. The Participant understands and acknowledges the importance of the relationships which the Company and its Affiliates have with their Employees, Customers and Key Business Partners, as well as how significant the maintenance of the Confidential Information is to the business and success of the Company and its Affiliates, and acknowledges the steps the Company and its Affiliates have taken, are taking and will continue to take to develop, preserve and protect these relationships and the Confidential Information. Accordingly, the Participant agrees that the scope and duration of the restrictions and limitations described in this Section are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates, and the Participant agrees and acknowledges that all restrictions and limitations relating to the period following the end of the Participant’s employment or service with the Employer will apply regardless of the reason the Participant’s employment or service ends. The Participant agrees and acknowledges that the enforcement of this Section will not in any way preclude the Participant from becoming gainfully employed or engaged as a contractor in such manner and to such extent as to provide the Participant with an adequate standard of living.
(iii)Participant’s Notice to Consult An Attorney. The Company hereby advises the Participant to consult with an attorney (chosen by the Participant and at the Participant’s cost) prior to signing this Agreement, including with respect to the non-solicitation provisions and other restrictive covenants contained in this Section. The Participant hereby acknowledges receipt of this notice by the Company.

(iv)Review Period. The Participant has at least fourteen (14) calendar days to review this Agreement before agreeing to its terms (although the Participant may elect to voluntarily sign it before the end of this review period).
(v)Tolling. Notwithstanding anything herein to the contrary, if the Participant breaches any of the non-solicitation restrictions in Section 15(c), then the Restricted Period (or the Enhanced Restricted Period, if applicable) shall be tolled (retroactive to the date such breach commenced) until such breach or violation has been duly cured.
(vi)Modification. If any provision or term in this Section is declared invalid or unenforceable by a court of competent jurisdiction, the invalid and unenforceable portion shall be reformed to the maximum time, activity-related restrictions and/or limitations permitted by applicable law, so as to be valid and enforceable. If any such provision cannot be made valid and enforceable, it shall be severed from this Agreement without affecting the remainder of this Agreement.
(vii)Breach/Remedies. Notwithstanding anything to the contrary in this Agreement, the Participant agrees and acknowledges that the breach of this Section would cause substantial loss to the goodwill of the Company and/or its Affiliates, and cause irreparable harm for which there is no adequate remedy at law. Further, because the Participant’s employment with the Employer is personal and unique, because damages alone would not be an adequate remedy and because of the Participant’s access to the Confidential Information, the Company and/or its Affiliates shall have the right to enforce this Section, including any of its provisions, by injunction, specific performance, or other equitable relief, without having to post bond or prove actual damages, and without prejudice to any other rights and remedies that the Company and/or its Affiliates may have for a breach of this Section, including, without limitation, money damages. The Participant agrees and acknowledges that notwithstanding the arbitration provisions in this Agreement, the Company may elect to file and pursue claims which arise from or relate to the Participant’s actual or threatened breaches of this Section in state or federal court of competent jurisdiction. The Participant shall be liable to pay all costs, including reasonable attorneys’ and experts’ fees and expenses, that the Company and/or its Affiliates may incur in enforcing or defending this Section, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Company and/or its Affiliates where the Company and/or its Affiliates succeed in enforcing any provision of this Section.
(viii)Forfeiture and Repayment Provisions. Notwithstanding the terms regarding vesting and forfeiture or any other provision set forth in this Agreement, the Participant agrees that during the Restricted Period (or the Enhanced Restricted Period, if/as applicable), if the Participant breaches any of the terms or conditions in this Section, then in addition to all rights and remedies available to the Company and/or its Affiliates at law and in equity, the Participant shall immediately forfeit any portion of the Award that has not otherwise been previously forfeited under the applicable terms of this Agreement and that has not yet been paid, exercised, settled, or vested. The Company and/or its Affiliates may also require repayment from the Participant of any and all of the compensatory value of the Award that the Participant received during the Restricted Period (or the Enhanced Restricted Period, as applicable), including without limitation the gross amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, exercise, or settlement of the Award and/or any consideration in excess of such gross amounts received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, exercise or settlement of the Award. The Participant shall promptly pay the full amount due upon demand by the Company and/or its Affiliates, in the form of cash or shares of Common Stock at current Fair Market Value.
(ix)Waiver. The waiver of any breach of the terms of this Section shall not constitute the waiver of any other or further breach hereunder, whether or not of a like nature or kind. No waiver by the Company or any of its Affiliates of the breach of any term contained in a similar agreement between the Company and/or any of its Affiliates and any other employee or participant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a waiver of the breach of any term of this Section. No waiver of any provision of this Section shall be valid unless in writing and signed by an authorized representative of the Company or one or more of its Affiliates.
(x)Interpretation. Any reference to “Section” or “subsection” in this Section 15 shall refer to this Section 15 or respective subsection.
16.Arbitration. In lieu of litigation by way of court or jury trial, any dispute or controversy arising hereunder shall be settled by arbitration, in accordance with the arbitration agreement currently in effect by separate agreement between the Participant and the Company or any of its Affiliates and which is incorporated herein by reference. In the event that such arbitration agreement is determined to be inapplicable or unenforceable or if no such arbitration agreement is then in effect, the parties mutually agree to arbitrate any dispute arising out of or related to this Agreement pursuant to the terms of this paragraph.  The parties agree that this Agreement provides sufficient consideration for that obligation and the mutual promises to arbitrate also constitutes consideration for this agreement to arbitrate.  The following terms and conditions shall apply to such arbitration hereunder. The arbitration shall be conducted before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect, and shall be governed by the Federal Arbitration Act. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Unless provided otherwise in the arbitrator’s award, each party will pay its own attorneys’ fees and costs. To the extent required by law or the AAA Rules, all administrative costs of arbitration (including filing fees) and the fees of the arbitrator will be paid by the Company. The Participant and the Company waive the right for any dispute to be brought, heard, decided, or arbitrated as a class and/or collective action (or joinder or consolidation with claims of any other person), and the parties agree that, regardless of anything else in this arbitration provision or the AAA Rules, the interpretation, applicability, enforceability or formation of the class action waiver in this provision may only be determined by a court and not an arbitrator.  Regardless of anything else in this Agreement, this arbitration provision may not be modified or terminated absent a writing signed by the Participant and the Company stating an intent to modify or terminate the arbitration provision.
17.Governing Law. Except as otherwise provided in the foregoing Section or an Appendix to this Agreement, this Agreement and any disputes hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without application of its conflicts of laws principles.
18.Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the PSUs granted hereby and may not be amended except in a writing signed by both the Company and the Participant or his or her Representative. If any

provision of this Agreement is deemed invalid, it shall be modified to the extent possible and minimally necessary to be enforceable, and, in any event, the remainder of this Agreement will be in full force and effect.
19.Forfeiture and Clawback of Award. Notwithstanding the terms regarding vesting and forfeiture or any other provision set forth in this Agreement and as a condition to the receipt of this Award, the rights, payments and benefits with respect to this Award and any shares of Common Stock acquired pursuant to this Award are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent permitted by Section 15.3 of the Plan, required in accordance with Company policy as in effect from time to time (“Forfeiture and Clawback Policy”), and/or as otherwise required by applicable law, rule or regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock Exchange (or such other exchange(s) or market(s) on which shares of the same class are then listed) as in effect from time to time (collectively with the Forfeiture and Clawback Policy, “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any determination made and action taken under the Forfeiture and Clawback Policy shall be final, binding and conclusive.
ADDITIONAL PROVISIONS APPLICABLE ONLY TO EXECUTIVE OFFICERS OF THE COMPANY:
20.Stock Holding Period. The Participant agrees to hold the shares of Common Stock acquired upon the conversion of the PSUs for a minimum of 12 months following their Settlement Date. This holding period shall not apply to shares of Common Stock withheld by the Company to settle tax liabilities related to vesting and/or settlement, and as otherwise may be provided under the Company’s Stock Ownership Policy.

EXHIBIT A
Vesting Schedule Based on Operational Metric
A.Definition of Terms:
“Additional Shares” means any shares of Common Stock to be issued to the Participant on the Vesting Date in the event that the Company’s Operational Performance Results exceed the Target Performance Level.
“Award Agreement” means the Performance Share Unit Award Agreement to which this Exhibit is a part, pursuant to which an award of PSUs has been granted.
“Cause” is defined in Section 11(c) of the Award Agreement.
“Disability” means that the Participant either: (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and, with respect to a Participant who is an Employee, is receiving income replacement benefits for a period of not less than three months under an accident and health plan (e.g., a long term disability plan) covering Employees of the Company or Affiliate that employs the Participant; or (B) is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
“Grant Date” is defined in the first paragraph of the Award Agreement.
“Operational Performance Results” means the Company’s Adjusted Return on Equity as defined in Section C below and certified by the Committee for the Performance Period.
“Performance Period” means the three-year period starting on January 1 of the calendar year in which the Grant Date occurs (“Start Date”) and ending on the December 31 immediately preceding the three-year anniversary of the Start Date.
“Retirement Eligible” means that the Participant has either attained age 55 and completed 10 years of Service as an Employee or attained age 60 and completed five years of Service as an Employee.
“Separation from Service” has the meaning ascribed to such term in Section 409A.
“Service” means the period during which the Participant is an Employee, Director or a Third Party Service Provider; provided, however, that the Participant will not be deemed to be in service after the Company divests its control in the Affiliate for which the Participant is exclusively in Service, or if the Company’s control of such Affiliate otherwise ceases.
“Target Units” means one hundred percent (100%) of the total number of PSUs granted on the Grant Date, as specified in Section 1 of the Award Agreement.
“Vesting Date” means the date that the Committee certifies the Operational Performance Results, except as otherwise provided in Section E below.
B.Determination of Vesting Date Events:
As soon as practicable following the end of the Performance Period, the Committee will determine the Company’s Operational Performance Results in accordance with the methodology described in the next section below. The Company’s Operational Performance Results will determine the number of Target Units that will vest or be forfeited on the Vesting Date, and the number of Additional Shares, if any, that will be issued to the Participant on the Vesting Date, as described below under “Vesting Determination.”
C.Operational Performance Calculation Methodology:
The following table shows the Maximum, Target and Threshold Performance Levels for the Company’s Operational Performance Results:

Level of Achievement for Performance Period	Operational Performance Results	Total PSUs to Vest (and/or Additional Shares to be Granted) on Vesting Date as Percentage of Target Units
Maximum	10.0%	200%
Target	8.5%	100%
Threshold	7.0%	50%
Below Threshold	Under 7.0%	0%
At the conclusion of the Performance Period, the Committee will determine the Company’s Operational Performance Results in accordance with the formula and methods described below. For performance that falls between the percentage points specified in the second column of the above table, the total PSUs to vest and/or Additional Shares to be granted shall be interpolated on a straight-line basis.
Formula for Calculating Operational Performance Results
For purposes of this Exhibit, the Operational Performance Results for the Company will be calculated as follows:
Adjusted Return on Equity shall be computed by dividing the sum of Adjusted Net Income for each of the three years in the Performance Period by the sum of the Adjusted Average Shareholders’ Equity for each of the three years.
Adjusted Net Income is defined as Net Income as reported in the Company’s financial statements for the respective year, adjusted to take into account the after-tax impacts of the following items, to the extent the Committee deems them not indicative of the Company’s core operating performance:
(i)    adjust the amount of Actual CAT Losses and LAE to equal Expected CAT Losses;

(ii)    adjust Net Realized Gains on Sales of Investments and Net Impairment Losses Recognized in Earnings to equal Expected Net Realized Gains on Sales of Investments and Expected Net Impairment Losses Recognized in Earnings;
(iii)    significant unusual judgments or settlements in connection with the Company’s legal contingencies or benefit plans; and
(iv)    additional significant unusual or nonrecurring items as permitted by the Plan.
Adjusted Average Shareholders’ Equity is defined as the simple average of Total Shareholders’ Equity as reported in the Company’s financial statements for the beginning and end of year for each year in the Performance Period, adjusted to take into account the after-tax impacts of the following items, to the extent the Committee deems them not indicative of the Company’s core operating performance:
(i)    Unrealized Gains and Losses on Fixed Maturity Securities from Adjusted Shareholders Equity;
(ii)    the modifications made in calculating Adjusted Net Income; and
(iii)    additional significant unusual or nonrecurring items as permitted by the Plan.
Actual CAT Losses and LAE means the actual Catastrophe Losses and associated Loss Adjustment Expenses, including catastrophe reserve development, as reported in the Management Reports.
Expected CAT Losses, Expected Net Realized Gains on Sales of Investments, and Expected Net Impairment Losses Recognized in Earnings means the amounts specified in the Management Reports as “Planned” or “Expected” for, respectively, (A) Catastrophe Losses and associated Loss Adjustment Expenses, including catastrophe reserve development, (B) Net Realized Gains on Sales of Investments, and (C) Net Impairment Losses Recognized in Earnings.
Management Reports means the Hyperion reports, or their reporting equivalent, prepared by the Company for the relevant Plan Year or other time period.
Unrealized Gains and Losses on Fixed Maturity Securities means the Unrealized Gains and Losses on Fixed Maturity Securities as reported in the Management Reports.
D.Vesting Determination:
Except as otherwise provided in Section E, the PSUs held by the Participant will vest, to the extent earned for the Performance Period, and Additional Shares, if any, will be issued to the Participant, on the Vesting Date only if the Participant has not had a Separation from Service prior to such date.
Once the Company’s Operational Performance Results are determined by the Committee, the Company will confirm the number of Target Units that will vest or be forfeited on the Vesting Date, and the number of Additional Shares, if any, that will be issued to the Participant on the Vesting Date consistent with the following provisions:
•If the Company’s Operational Performance Results are at or above the Target Performance Level, 100% of the Target Units will vest on the Vesting Date. If the Company’s Operational Performance Results are above the Target Performance Level, Additional Shares will also be issued to the Participant on the Vesting Date. If the

Company’s Operational Performance Results are less than the Target Performance Level, some or all of the Target Units will be forfeited.
•The number of the Target Units that will vest on the Vesting Date, and the number of any Additional Shares that will be issued to the Participant on the Vesting Date, will be determined in accordance with the table set forth in Section C above. Any Target Units that do not vest in accordance with the table will be forfeited on the Vesting Date.
E.Determination of Vesting in Case of Certain Terminations and Other Events:
Notwithstanding any contrary provisions of the Plan:
(1)    Retirement Eligible. (a) Except as otherwise provided in Section (1)(b) or in another subsection of this Section E, if the Participant is Retirement Eligible, any PSUs that will vest and Additional Shares that will be issued on the Vesting Date will be based on the extent earned for the Performance Period as determined in accordance with the provisions of Sections A – D above, and then reduced pro-rata by multiplying any such PSUs and Additional Shares by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was actively in Service, and the denominator of which is the total number of months in the Performance Period. A partial month worked shall be counted as a full month if the Participant was actively working for 15 or more days in that month. All PSUs that do not vest in accordance with this provision shall be forfeited.
(b) If, on or prior to the last day of the Performance Period, the Participant is Retirement Eligible and either (i) becomes an employee of a competitor of the Company or any of its Affiliates or otherwise engages in any activity that is competitive with the Company or any of its Affiliates, as determined by the Committee in its sole discretion, or (ii) the Participant’s Service is terminated, or is deemed to be terminated, for Cause, then any of the PSUs that are restricted on the date of such employment, activity or termination shall be forfeited to the Company. For purposes of the preceding sentence, a Participant’s Service shall be deemed terminated for Cause if the Participant resigns or is terminated and the Committee determines in good faith, either before, at the time of, or after such termination, that one or more of the events or actions described in the definition of Cause in Section 11(c) of the Award Agreement existed as of the time of such termination.
(2)    Termination on Death or Disability. The Vesting Date shall be the date of the Participant’s death or Disability if the Participant dies or becomes Disabled prior to the three-year anniversary of the Grant Date: (i) while in Service; or (ii) after terminating Service if the Participant (A) was Retirement Eligible on the date of such termination of Service for a reason other than Cause, and (B) had not, at any time prior to the date of the Participant’s death or Disability, become an employee of a competitor of the Company or any of its Affiliates or otherwise engaged in any activity that is competitive with the Company or any of its Affiliates, as determined by the Committee in its sole discretion. On such Vesting Date: (a) the Performance Period shall be deemed to have been completed; (b) a number of PSUs shall vest in an amount equal to the number of Target Units multiplied by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was actively in Service, and the denominator of which is the total number of months in the original Performance Period (a partial month worked shall be counted as a full month if the Participant was actively in Service for 15 or more days in that month); (c) no Additional Shares shall be issued to the Participant; and (d) all PSUs that do not vest in accordance with this provision shall be forfeited.
(3)    Termination on Divestiture. Except as otherwise provided below or in another subsection of this Section E, in the event that, prior to the three-year anniversary of the Grant

Date, the Participant is no longer employed by the Company or an Affiliate as a result of the Company’s divestiture of the business for which the Participant primarily performed services or its controlling interest in the Affiliate for which the Participant was exclusively in Service, or other cessation of the Company’s control of such Affiliate, the following terms shall apply. Any PSUs that will vest and Additional Shares that will be issued on the Vesting Date will be based on the extent earned for the Performance Period as determined in accordance with the provisions of Sections A – D above, and then reduced pro-rata by multiplying the number of any such PSUs and Additional Shares by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was actively in Service, and the denominator of which is the total number of months in the Performance Period. A partial month worked shall be counted as a full month if the Participant was actively working for 15 or more days in that month. All PSUs that do not vest in accordance with this provision shall be forfeited.
(4)    Other Termination of Service. If the Participant ceases to be in Service prior to the Vesting Date (including, without limitation, by reason of a divestiture or cessation of control of an Affiliate), and is not Retirement Eligible or subject to a divestiture, under circumstances other than those set forth in the foregoing subsections (1) – (3) of this Section E or Section 11(b) of the Award Agreement, all unvested PSUs held by the Participant shall be forfeited to the Company on the date of such cessation of Service, and no Additional Shares shall be issued to the Participant.
(5)    Leave of Absence. In the event that the Participant is on an approved Leave of Absence (other than a short-term disability or Family and Medical Leave Act leave) at the end of the Performance Period or takes such a Leave of Absence at any time during the Performance Period, then the PSUs will vest, forfeit or be granted, as applicable, to the extent earned for the Performance Period, in an amount equal to the number of Target Units that would vest and the number of Additional Shares that would be issued in accordance with the provisions of Sections A – D above, if any, multiplied by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was an active Employee not on such Leave of Absence and the denominator of which is the total number of months in the Performance Period.
F.Interpretations Related to Calculations and Determinations Related to Performance:
(1)    Interpretations. The Committee shall have the reasonable discretion to interpret or construe ambiguous, unclear or implied terms applicable to this Agreement, and to make any findings of fact necessary to make a calculation or determination hereunder.
(2)    Disagreements. A decision made in good faith by the Committee or the Company shall govern and be binding in the event of any dispute regarding a method of calculation of performance or a determination of vesting or forfeiture in connection with this Award.
(3)    Method of Calculating Final Number of Vested or Forfeited PSUs. The number of PSUs that will vest or be forfeited and any Additional Shares that will be issued on the Vesting Date pursuant to Section D above for performance that falls between the percentage points specified in the second column of the table in Section C above shall be interpolated on a straight-line basis.

(4)    Rounding Conventions.
•Regarding rounding of results, percentages shall be computed to one decimal point (i.e., XX.X%).
•Target Units that will vest and any Additional Shares that will be issued from the application of the methods in the foregoing subsection F(3) and Section D above shall only be paid out in whole shares of Common Stock. Any fractional shares that would otherwise result from such application shall be rounded down to the nearest whole number of shares.

Appendix I (Employees Whose Primary Residences are Located in California)
If the Participant’s primary residence is located in the State of California:
1.    Sections 15(c)(i) and (c)(ii) of the foregoing Agreement shall be replaced with the following:
15(c)(i) Non-Solicitation of Employees. The Participant agrees and acknowledges that the Company and its Affiliates sustain their operations and the goodwill of the Customers and other business relations through its employees. The Company and its Affiliates have made significant investment in their employees and their ability to establish and maintain relationships with one another and with their Customers, agents, brokers, vendors, suppliers, consultants, partners and/or other business relations in order to further the Company’s and its Affiliates’ legitimate business interests and operations and to cultivate goodwill. The Participant further agrees and acknowledges that the Company’s and its Affiliates’ loss of their employees could adversely affect the Company’s and its Affiliates’ operations and jeopardize the goodwill that has been established through these employees, and that the Company and its Affiliates therefore have a legitimate interest in preventing the solicitation of its employees and/or the interference with the relationships between the Company and its Affiliates and their employees to the extent that the Participant uses or misuses Confidential Information (as the term is defined in this Section) to so solicit and/or interfere. Accordingly, during the Participant’s employment with the Employer and during the Restricted Period, the Participant shall not use or rely in any manner on any Confidential Information to directly or indirectly recruit or solicit, attempt to influence or assist, participate in or promote the solicitation of, or otherwise attempt to interfere with or adversely affect the employment of any Restricted Employees. Without limiting the foregoing restriction, during the Restricted Period, the Participant shall not, on behalf of the Participant or any other person or entity, use or rely in any manner on any Confidential Information to directly or indirectly hire, employ or engage any Restricted Employee in any capacity that interferes with such Restricted Employee’s employment with or engagement by the Company and its Affiliates and shall not engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions of this subsection(c)(i).
15(c)(ii) Non-Solicitation of Business. The Participant agrees and acknowledges that by virtue of the Participant’s employment with, or service to, the Employer, the Participant has developed or will develop relationships with and/or had or will have access to Confidential Information about Customers and agents, brokers and similar key business partners (“Key Business Partners”) and is, therefore, capable of significantly and adversely impacting existing relationships that the Company or an Affiliate has with them. The Participant further agrees and acknowledges that the Company and/or its Affiliates have invested in its and the Participant’s relationship with Customers and Key Business Partners and the goodwill that has been developed with them; therefore, the Company and/or its Affiliates have a legitimate business interest in protecting these relationships against solicitation and/or interference by the Participant for a reasonable period of time after the Participant’s employment with, or provision of services to, the Employer ends. Accordingly, during the Participant’s employment with the Employer and during the Restricted Period, the Participant shall not use or rely in any manner on any Confidential Information to directly or indirectly initiate, contact or engage in any contact or communication, of any kind whatsoever, that has the purpose or effect of: (A) inviting, assisting, encouraging or requesting any Customer or Key Business Partner to (1) transfer the Participant’s business from the Company or an Affiliate to the Participant, the Participant’s subsequent employer or any other third party, or (2) otherwise diminish, divert, discontinue or terminate Customer’s patronage and/or business relationship with the Company or an Affiliate; or (B) inviting, assisting, encouraging or requesting any Customer to purchase any products or services from the Participant, the Participant’s subsequent employer or any other third party that are or may be competitive with the products or services of the Company or an Affiliate, or use any products or services of the Participant, the Participant’s subsequent employer or of any other third party that are or may be competitive with the products or services of the Company or an Affiliate.
    2.    Any claims relating to Section 15 of the Agreement shall be governed by and interpreted in accordance with the laws of the State of California.